SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, DC  20549

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                             FORM 8-K


                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934







Date of report (Date of earliest event reported): October 3, 1996
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(September 25, 1996)
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                     MULTI-MARKET RADIO, INC.
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        (Exact name of registrant as specified in charter)



       Delaware                0-22080                  13-3707697
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   (State or Other        (Commission File No.)       (IRS Employer
 Jurisdiction of                                    Identification No.)
 of Incorporation)

150 East 58th Street, 19th Floor, New York, New York                     10155
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(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:  (212) 407-9150
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                                     N/A
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(Former name or former address, if changed since last report)








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ITEM 5. OTHER EVENTS

Amendment of Merger Agreement with SFX Broadcasting, Inc.; Settlement of Related Lawsuit

      On September 30, 1996, Multi-Market Radio, Inc. (the "Company") entered into Amendment No. 3 to the Amended and Restated Agreement and Plan of Merger, as amended (the "Merger Agreement"), among the Company, SFX Broadcasting, Inc. ("SFX") and SFX Merger Company, a wholly-owned subsidiary of SFX ("Acquisition Sub"). The Merger Agreement provides for the merger (the "Merger") of Acquisition Sub with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of SFX. Amendment No. 3 increased the value of the shares of SFX to be issued in the Merger in respect of each share of stock of the Company from $12.00 to $12.50, which value is subject to adjustment downward in the event that the shares of Class A Common Stock of SFX trade below $32.00 during a specified period prior to the consummation of the Merger and adjustment upward in the event that the shares of Class A Common Stock of SFX trade above $44.00 during a specified period prior to the consummation of the Merger. No such adjustment will be made in the event that the shares of Class A Common Stock of SFX trade above $42.00 but at or below $44.00, as was previously the case. In the event that the shares of Class A Common Stock of SFX trade above $44.00 during the twenty trading days ending on the fifth trading day prior to the consummation of the Merger, the stockholders of the Company will be issued additional stock of SFX equal to 30% of the amount by which the shares of Class A Common Stock of SFX trade above $44.00. In the event that the shares of Class A Common Stock of SFX trade below $32.00 during such period, the stockholders of the Company will receive 0.3750 of a share of Class A Common Stock of SFX, implying a value of less than $12.00 per share of the Company, subject to further adjustment.

      In addition, Amendment No. 3 relieves SFX and the Company from any obligation to enter into a local marketing agreement with respect to certain radio stations acquired by SFX from Liberty Broadcasting Incorporated.

      In a complaint (Index No. 602056/96) dated April 18, 1996, Paul Pops, who purports to be a stockholder of the Company, brought suit in the Supreme Court of the State of New York against the Company, each of the directors of the Company and SFX, and Robert F.X. Sillerman, the Chief Executive Officer and controlling stockholder of SFX, seeking to enjoin the Merger, or, in the alternative, seeking monetary damages. On September 25, 1996, the parties entered into a Memorandum of Understanding, pursuant to which the parties reached an agreement in principle providing for the settlement of the action (the "Settlement"). Pursuant to the Settlement, the plaintiff has agreed that the ratio of shares of SFX to be received by the stockholders of the Company in the Merger, as set forth in Amendment No. 3, is fair to the public stockholders of the Company. The Settlement provides for SFX to pay plaintiff's counsel's fees as approved by the court. The Settlement is conditioned upon the (i) consummation of the Merger, (ii) completion of certain confirmatory discovery, and (iii) approval of the court. Pursuant to the Settlement, the defendants have denied, and continue to deny, that they committed any violations of law or have acted in bad faith. There can be no assurance that the court will approve the Settlement on the terms and conditions provided for therein, or at all.

      The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the copy thereof attached hereto as an exhibit, which is incorporated herein by reference.

Agreement to Sell Radio Stations in Myrtle Beach, South Carolina
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      On October 1, 1996, the Company announced that it has entered into an agreement to sell WYAK-FM and WMYB-FM, both of which serve the Myrtle Beach, South Carolina market, to Pinnacle Broadcasting Company for a purchase price of $5.125 million payable over four years. The sale is subject to the approval of the Federal Communications Commission.






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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)  Exhibits
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      2.1  Amendment No. 3, dated as of September 30, 1996, to the Amended and
           Restated Agreement and Plan of Merger, dated as of April 15, 1996, as amended on May 6, 1996 and July 30, 1996, among SFX
           Broadcasting, Inc., SFX Merger Company and Multi-Market Radio, Inc.

      99.1 Press release, dated October 1, 1996, of Multi-Market Radio, Inc. announcing its agreement to sell WYAK-FM and WMYB-FM .


                               - 2 -





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                                 SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                    MULTI-MARKET, INC.



                                    By: /s/ Jerry D. Emlet
                                        -------------------------------------
                                        Name:  Jerry D. Emlet
                                        Title: Chief Financial Officer


Date: October 3, 1996



                                - 2 -





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                           EXHIBIT INDEX

Exhibit                         Description
-------                         -----------
2.1        Amendment No. 3, dated as of September 30, 1996, to the Amended and
           Restated Agreement and Plan of Merger, dated as of April 15, 1996, as amended on May 6, 1996 and July 30, 1996, among SFX
           Broadcasting, Inc., SFX Merger Company and Multi-Market Radio, Inc.

99.1       Press release, dated October 1, 1996, of Multi-Market Radio, Inc.
           announcing its agreement to sell WYAK-FM and WMYB-FM .

                               - 3 -